Exhibit 99.1

1180 Veterams Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Second Quarter 2006 Financial Results

South San Francisco, CA — August 2, 2006 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the second quarter and six months ended June 30, 2006.

For the second quarter of 2006, Rigel reported a net loss of $2.3 million, or $0.09 per share, compared to a net loss of $12.3 million, or $0.62 per share, in the second quarter of 2005. Weighted average shares outstanding for the second quarters of 2006 and 2005 were 24.8 million and 19.9 million, respectively.

Rigel reported revenue from collaborations of $14.3 million in the second quarter of 2006, compared to $4.6 million in the second quarter of 2005. The increase in revenue was primarily due to the recognition of the Pfizer milestone payment of $5.0 million resulting from the nomination of R343, a novel small-molecule drug candidate, for advanced preclinical development in allergic asthma, as well as the amortization of $5.7 million related to upfront payments from Serono. As of June 30, 2006, no amounts relating to Serono were remaining to be amortized in future periods.  Therefore, future revenue from Serono in 2006, if any, will only include potential milestone payments.

Total operating expenses were $17.9 million in the second quarter of 2006, compared to operating expenses of $17.2 million in the second quarter of 2005. Stock-based compensation represented $3.1 million of total operating expenses in the second quarter of 2006, compared to $0.8 million in the second quarter of 2005.

For the six months ended June 30, 2006, Rigel reported a net loss of $10.8 million, or $0.43 per share, compared to a net loss of $23.5 million, or $1.18 per share, for the same period last year. Rigel recorded revenue from collaborations of $24.2 million for the six months ended June 30, 2006, compared to $7.2 million for the first six months of 2005.

As of June 30, 2006, Rigel had cash, cash equivalents and available-for-sale securities of $122.2 million, compared to $128.4 million at March 31, 2006 and $138.2 million at December 31, 2005. Net cash used in the second quarter of 2006 was $6.2 million.

“This past quarter we achieved a significant milestone with Pfizer’s selection of R343 for further development for allergic asthma. Pfizer’s decision represents a substantial investment of scientific resources for this new treatment approach,” said James M. Gower, chairman and chief executive officer of Rigel. “Rigel’s proprietary development programs continue to make excellent progress. We look forward to beginning two Phase II clinical studies for our lead product candidate R788, one for rheumatoid arthritis and one for immune thrombocytopenic purpura, in the second half of 2006. Recently, we reported promising preclinical results for our product candidates that inhibit JAK3. This approach could represent a new, additional method of immunosuppression, which may serve to help prevent transplant rejection and treat other T cell-mediated diseases.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to file one new investigative new drug (IND) application in a significant indication each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof, the potential efficacy of product candidates and the sufficiency of additional resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “continue,” “could,” “may,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Daryl Messinger, WeissComm Partners, Inc.
Phone: 415.999.2361
Email: daryl@weisscommpartners.com

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$14,321	$4,606	$24,218	$7,224
Operating expenses:
Research and development	11,662	13,241	24,452	25,441
General and administrative	3,141	3,173	6,504	6,488
Stock-based compensation expense/(recovery) (see Note A)	3,127	822	6,688	(646)
Total operating expenses	17,930	17,236	37,644	31,283
Loss from operations	(3,609)	(12,630)	(13,426)	(24,059)
Interest income, net	1,279	337	2,627	602
Net loss	$(2,330)	$(12,293)	$(10,799)	$(23,457)
Net loss per common share, basic and diluted	$(0.09)	$(0.62)	$(0.43)	$(1.18)
Weighted average shares used in computing net loss per common share, basic and diluted	24,842	19,887	24,829	19,801

Note A

Stock-based compensation expense/(recovery) excluded from:
Research and development	$1,543	$566	$3,464	$(461)
General and adminstrative	1,584	256	3,224	(185)
	$3,127	$822	$6,688	$(646)

SUMMARY BALANCE SHEET DATA
(in thousands)

	June 30,	December 31,
	2006	2005(1)
	(unaudited)
Cash, cash equivalents and available for sale securities.	$122,240	$138,196
Total assets	131,224	147,668
Stockholder’s equity	105,293	108,588

(1) Derived from audited financial statements